Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF INCORPORATION BEFORE PAYMENT OF
ANY PART OF THE CAPITAL
OF
CHINA EMEDIA HOLDINGS CORPORATION

It is hereby certified that:

1.  The name of the corporation (hereinafter called the "corporation") is China eMedia Holdings Corporation.

2.  The corporation has not received any payment for any of its stock.

3.  The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article Fourth:

“FOURTH:  (1) The amount of total authorized capital stock of this corporation shall be 170,000,000 shares, divided as follows: (i) 150,000,000 shares of common stock, with $0.001 par value and (ii) 20,000,000 shares of preferred stock with $0.001 par value (the “Preferred Stock”).

(2)  The Preferred Stock may be issued from time to time as herein provided in one or more series. The Board of Directors shall have the full authority to determine and state the designations and the relative rights (including, if any, par value, conversion rights, participation rights, voting rights, dividend rights, and stated, redemption and liquidation values), ranking preferences, limitations and restrictions of each such series by the adoption of resolutions prior to the issuance of each such series authorizing the issuance of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects, except with respect to the right to receive dividends which may vary depending on the date of purchase.”

4.  The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by all of the directors named in the original certificate of incorporation.

Signed on August 7, 2009 by all of the corporation’s directors, there being no officers of the corporation.

/s/Kenneth Kwan
Kenneth Kwan

/s/Fred Cheng
Fred Cheng

/s/Kai Lun Ng
Kai Lun Ng